UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 3, 2014

Date of Report (Date of earliest event reported)

SILVER SPRING NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35828	43-1966972
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

555 Broadway Street, Redwood City, CA		94063
(Address of principal executive offices)		(Zip Code)

(650) 839-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On November 3, 2014, Scott Lang, Chief Executive Officer, President and Chairman of the Board of Directors (the “Board”) of Silver Spring Networks, Inc. (the “Company”), informed the Board of his intention to transition to a new role of Executive Chairman, and initiate a CEO succession plan. The Company will begin a search for a replacement. Mr. Lang will remain in his current role until a replacement is found. Upon the appointment of the new CEO, Mr. Lang will transition to the role of Executive Chairman and remain Chairman of the Board.

Mr. Lang’s current cash compensation arrangement will remain unchanged. It is currently the Company’s intention that in 2015, the Board will grant Mr. Lang stock options to purchase an additional 250,000 shares which are subject to time-based vesting, as well as 250,000 performance stock units which are subject to vesting upon the achievement of certain average closing prices of the Company’s stock over a period of time as well as time-based vesting, in each case subject to Mr. Lang’s continued service to the Company. The options and performance stock units will be granted under the terms of the Company’s 2012 Equity Incentive Plan, as amended.

In connection with the transition, Mr. Lang and the Company entered into a Letter Agreement dated November 3, 2014 (the “Letter Agreement”) to amend the terms of Mr. Lang’s change of control and severance benefits. The Letter Agreement supersedes the change of control and severance terms contained in the letter agreement entered into between Mr. Lang and the Company dated December 17, 2009. Under the terms of the Letter Agreement, in the event of Mr. Lang’s involuntary termination of employment (a termination of employment by us without “cause” or a “constructive termination” of employment, as each is defined the Letter Agreement), provided that he executes our standard release of claims, Mr. Lang would be eligible to receive:

•	a cash payment equal to 12 months of his base salary as in effect as of the date of termination, and a pro rata portion of the actual bonus that he would have earned for the year of termination;

•	reimbursement for continued employee welfare benefits for a period of 12 months; and

•	accelerated vesting of all of the shares of our common stock underlying any then-outstanding unvested stock options, restricted stock units, performance stock units, and any other unvested equity awards, to the extent that any applicable performance-based vesting conditions have been satisfied prior to his termination of employment.

The complete terms of the Letter Agreement can be found in the Letter Agreement itself, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ending December 31, 2014.

On November 5, 2014, the Company issued a press release announcing Mr. Lang’s intention to transition to the role of Executive Chairman. A copy of the press release is attached as Exhibit 99.1 to this report.

(e)

The information set forth above under Item 5.02(b) is hereby incorporated by referenced into this Item 5.02(e).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

99.1	Press release, dated November 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER SPRING NETWORKS, INC.

Date: November 7, 2014	By:	/s/ Richard S. Arnold, Jr.
		Name:	Richard S. Arnold, Jr.
		Title:	General Counsel and Secretary

EXHIBIT INDEX

Number	Description

99.1	Press release, dated November 5, 2014.